Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   •   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR RELEASE IMMEDIATELY	ROBERT I. WEBBER
808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2007 1ST QUARTER RESULTS

Kahului, Hawaii, May 4, 2007…. Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported net income of $15.7 million ($2.12 per share) for the first quarter of 2007 compared to net income of $13.8 million ($1.90 per share) for the first quarter of 2006, an increase of 14%.  Consolidated revenues for the first quarter of 2007 were $61.0 million compared to $59.0 million for the first quarter of 2006.  The increase in net income and revenues between the first quarter of 2006 and 2007 was due primarily to higher gains from land sales in the Community Development segment, partially offset by lower results from the Agriculture and Resort segments.

“Results largely reflect the impact of obtaining an ownership interest in the Ritz-Carlton Kapalua hotel,” said David C. Cole, Chairman, President and CEO of ML&P. “The fee conversion of the land underlying the hotel generated $24.8 million in pre-tax gains which we recognized in the quarter.  We now have two ocean-front partnerships at the Kapalua Resort working in a coordinated manner to upgrade and reposition our hospitality offerings.”

The Community Development segment reported an operating profit of $29.1 million for the first quarter of 2007 compared to $23.4 million for the first quarter of 2006.  Revenues from this operating segment increased by 17% to $35.2 million for the first quarter of 2007 compared to $30.1 million for the first quarter of 2006.  Increased revenues and operating profit primarily resulted from the sale of the land underlying the Ritz-Carlton, Kapalua hotel in March 2007.  In addition, the Company’s equity in the earnings of Kapalua Bay Holdings, LLC was $1.9 million in the first quarter of 2007 compared to $169,000 in the first quarter of 2006.  In March 2007, the joint venture began to recognize revenues and profits on a percentage-of-completion method from sales of condominium units at two of the whole ownership buildings.

The Resort segment reported an operating loss of $904,000 for the first quarter of 2007 compared to an operating profit of $430,000 for the first quarter of 2006.  Resort segment revenues were $11.7 million or 10% lower for the first quarter of 2007 compared to the first quarter of 2006.  The reduction in revenues and the operating loss for the first quarter of 2007 primarily reflects the reduction in rooms available at Kapalua Resort (Kapalua Bay Hotel closed in early April 2006), a reduction in retail outlets, and the closure of the Village Course as of February 28, 2007.

The Agriculture segment produced an operating loss of $2.4 million for the first quarter of 2007 compared to an operating loss of $2.3 million for the first quarter of 2006.  Revenues for the first quarter of 2007 were $13.7 million or 14% lower than the first quarter of 2006.  The decrease in revenues was primarily attributable to a reduction in revenues from processed pineapple.  Lower case sales volume for fresh pineapple were partially offset by higher average prices for the Company’s Maui Gold® fresh pineapple.  Lower revenues coupled with higher per unit cost of sales were responsible for the increased operating losses.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months
	Ended March 31
	2007	2006
Revenues
Community Development	$35,234	$30,087
Resort	11,655	12,930
Agriculture	13,746	15,923
Other	348	12
Total Operating Revenues	$60,983	$58,952

Operating Profit (Loss)
Community Development	$29,095	$23,363
Resort	(904)	430
Agriculture	(2,396)	(2,298)
Other	(29)	(243)
Total Operating Profit	25,766	21,252
Interest Expense	(711)	(29)
Interest Income	291	301
Income Tax Expense	(9,632)	(7,749)

Net Income	$15,714	$13,775

Earnings Per Common Share
Basic	$2.12	$1.90
Diluted	$2.10	$1.88

Average Common Shares Outstanding
Basic	7,423,645	7,254,801
Diluted	7,498,932	7,346,358

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.